Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-32215, 333-73173 and 333-101164) and Form S-8 (No. 333-93269, 333-09821, 333-22059, 333-22037, 333-22313, 333-35790, 33-65269, 33-44314, 2-86275, 2-86274) of Xerox Corporation of our report dated January 28, 2003, except for Note 15 which is as of March 27, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 28, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Stamford, CT

March 31, 2003